Exhibit 99.2

NOT FOR DISTRIBUTION INTO AUSTRALIA, CANADA, ITALY OR JAPAN OR, SUBJECT TO CERTAIN EXCEPTIONS, THE RUSSIAN FEDERATION, OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF RELEVANT LAWS OR REQUIRE REGISTRATION THEREOF.

PLEASE CAREFULLY READ THE INSTRUCTIONS SET OUT HEREIN BEFORE COMPLETING THIS GDR FORM OF ACCEPTANCE AND UNDERTAKING ANY ACTIONS THEREUNDER

This document should be read in conjunction with the Institutional Share Swap Facility Offer Document dated 30 September 2011, as may be amended from time to time (the “Offer Document”), which, together with this Global Depositary Receipt Form of Acceptance (the “GDR Form of Acceptance”), and any amendments or supplements thereto, contain the terms and conditions of an exchange offer by PMTL Holding Limited for Shares in JSC Polymetal (the “Institutional Share Swap Facility” or “ISSF”). Terms without definition shall have the same meaning assigned to them in Offer Document.

REGULATION S GDR FORM OF ACCEPTANCE
FOR ELIGIBLE GDR HOLDERS

for use to accept the ISSF Offer with respect to the Regulation S Global Depositary Receipts of JSC Polymetal (the “Polymetal GDRs”)

PMTL HOLDING LIMITED
incorporated and registered in Cyprus with its registered address at Arch. Makariou III 155
PROTEAS House, 5th Floor, P.C. 3026, Limassol, Cyprus registered number HE 272743)

A WHOLLY OWNED SUBSIDIARY OF POLYMETAL INTERNATIONAL PLC

offer to acquire up to 100% of the issued and outstanding share capital (whether in the form of
Polymetal Shares or in the form of Polymetal GDRs) of

JOINT STOCK COMPANY POLYMETAL
(incorporated and registered in the Russian Federation under the Main State Registration Number
(OGRN) 1027802743308)

on the following basis:

for each Polymetal Share : 1 (one) share in Polymetal International Plc for each Polymetal GDR : 1 (one) share in Polymetal International Plc

(Polymetal Share — ISIN: RU000A0JP195 )

(Polymetal RegS GDR — ISIN: US7317892021 / Common: 028168098 / CUSIP: 731789202)

(Polymetal 144A GDR — ISIN: US731789103 / Common: 028167695 / CUSIP: 731789103)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

The Institutional Share Swap Facility is being made to all existing Polymetal Securityholders outside of the Russian Federation, Canada, Australia, Italy and Japan who, under the laws of their jurisdictions, are permitted to participate in the Institutional Share Swap Facility as provided for in this notice, and to certain existing Polymetal Securityholders who are established, registered or residents in the Russian Federation that are “qualified investors” under Russian Law or otherwise permitted to participate in the Institutional Share Swap Facility under Russian law.

The Institutional Share Swap Facility does not, and is not intended to, constitute a public offer in the Russian Federation. This notice and the information contained in it is not an offer, or an invitation to make an offer, sell, purchase, exchange or transfer any securities or other financial instruments in the Russian Federation or to or for the benefit of any Russian person who are not “qualified investors” (as defined under Russian law) or otherwise permitted to receive foreign securities under Russian law, and does not purport to constitute an offering to persons resident, incorporated or registered in the Russian Federation who are not “qualified investors” (as defined under Russian law) or an advertisement of any securities or other financial instruments in the Russian Federation. The information contained in this notice must not be passed on to third parties or otherwise be made publicly available in the Russian Federation. Distribution of this notice does not constitute a placement and/or public circulation of securities or other financial instruments in the Russian Federation. The shares of Polymetal International Plc

(“New Polymetal Shares”) have not been registered in the Russian Federation and are not intended for admission to “placement” and/or “public circulation” in the Russian Federation. This notice has not been registered and/or filed or approved by a competent authority in the Russian Federation and is not intended to be made publicly available in the Russian Federation. ANY PERSON INCORPORATED OR REGISTERED OR RESIDENT IN THE RUSSIAN FEDERATION WHO HAS OBTAINED A COPY OF THIS DOCUMENT AT AN ADDRESS WITHIN THE RUSSIAN FEDERATION AND WHO IS NOT A “QUALIFIED INVESTOR” (AS DEFINED IN ARTICLE 51.2 OF THE RUSSIAN SECURITIES MARKET LAW) OR AN ELIGIBLE EMPLOYEE IS REQUIRED TO DISREGARD IT..

The Institutional Share Swap Facility does not constitute an offer to exchange or the solicitation of an offer to exchange securities in any circumstances in which such offer or solicitation is unlawful. The Institutional Share Swap Facility is not being made, directly or indirectly, to persons in jurisdictions in which the making of the Institutional Share Swap Facility or the distribution of this notice or the New Polymetal Shares would constitute a violation of the relevant laws of such jurisdiction. The distribution of this notice or the New Polymetal Shares in jurisdictions other than Jersey may be restricted by law. Therefore, persons into whose possession this notice comes should inform themselves about and observe any such restrictions. Any failure to comply with such restrictions may constitute a violation of the securities laws of any such jurisdiction.

Each Eligible Polymetal Securityholder should consult at its own expense its own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding its acceptance of the Institutional Share Swap Facility and holding New Polymetal Shares. In particular Eligible Polymetal Securityholders should be aware that the exchange of Polymetal Securities pursuant to the Institutional Share Swap Facility will have certain tax consequences, and are urged to consult at their own expense with their tax advisors with respect to those consequences in considering the Institutional Share Swap Facility.

No action has been or will be taken in any jurisdiction (other than Jersey) that would permit a public offering of New Polymetal Shares, or possession or distribution of this notice or any other offering material in relation to New Polymetal Shares or the Institutional Share Swap facility referred to in this notice in any country or jurisdiction where action for that purpose is required. Accordingly, New Polymetal Shares may not be offered or sold, directly or indirectly, and neither this notice nor any other offering material or advertisement in connection with the Institutional Share Swap facility or New Polymetal Shares may be distributed or published in or from any country or jurisdiction except in circumstances that will result in compliance with any and all applicable rules and regulations of any such country or jurisdiction. This document does not constitute an offer to subscribe for or buy New Polymetal Shares to any person in any jurisdiction to whom it is unlawful to make such offer.

This notice is not a prospectus for the purposes of EU Directive 2003/71/EC (such Directive and amendments thereto, including Directive 2010/73/EU, to the extent implemented in any relevant home Member State, together with any applicable implementing measures in the relevant home Member State under such Directive, the “Prospectus Directive”). A prospectus has not been and will not be prepared in accordance with the Prospectus Directive in relation to New Polymetal Shares in connection with the Institutional Share Swap Facility.

The relevant clearances have not been, and will not be, obtained from the Securities Commission of any province or territory of Canada; no document in relation to the distribution of New Polymetal Shares has been, or will be lodged with, or registered by, The Australian Securities and Investments Commission; and no registration statement has been, or will be, filed with the Japanese Ministry of Finance in relation to the distribution of New Polymetal Shares. Accordingly, subject to certain exceptions New Polymetal Shares may not, directly or indirectly, be offered or sold within Canada, Australia or Japan or offered to or sold to a resident of Canada, Australia or Japan.

The documentation relating to the ISSF has not been submitted to the Commissione Nazionale per le Società e la Borsa. Accordingly the New Polymetal Shares are not being offered to Polymetal Securityholders in Italy and the ISSF is not available to such persons.

Notice for US persons

The New Polymetal Shares have not been and will not be registered under the Securities Act or the securities laws of any state of the U.S., and may not be offered, sold, delivered or transferred except pursuant to an available exemption from or in a transaction not subject to the registration requirements of the Securities Act and applicable U.S. state securities laws.

NEITHER THE SEC NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED IN CONNECTION WITH THE INSTITUTIONAL SHARE SWAP FACILITY, PASSED UPON THE FAIRNESS OR MERITS OF THE INSTITUTIONAL SHARE SWAP FACILITY OR DETERMINED WHETHER THIS DOCUMENT OR THE ADDITIONAL INFORMATION DOCUMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME. THE SECURITIES REFERRED TO IN THIS DOCUMENT HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT OR THE ADDITIONAL INFORMATION DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The Institutional Share Swap Facility is made for the securities of a foreign company and is not subject to the disclosure requirements of the United States. Some of the financial statements included in the Additional Information Document have been prepared in accordance with International Financial Reporting Standards, which are not comparable to US generally accepted accounting principles, as adopted by United States companies.

It may be difficult for US holders of New Polymetal Shares to enforce their rights and any claim they may have arising under the US federal securities laws, since Polymetal International Plc is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. US holders of New Polymetal Shares may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the Institutional Share Swap Facility, such as in open market or privately negotiated purchases. If you have sold or otherwise transferred all your Polymetal GDRs, or any beneficial interest therein, please send this notice and the accompanying documentation as soon as possible to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee. However, such documents should not be distributed, forwarded or transmitted in or into Australia, Canada, Italy or Japan or, subject to certain exceptions, the Russian Federation, or any other jurisdiction where the extension or availability of the Institutional Share Swap Facility or this notice would constitute a violation of relevant laws or require registration of the ISSF, New Polymetal Shares, this notice, or any other document or matter relating to the ISSF. If you have sold or otherwise transferred only part of your Polymetal GDRs, or any beneficial interest therein, you should retain this notice and the accompanying documentation.

This Document and the ISSF are not being made available to residents of the states of Connecticut, Illinois, Massachusetts, Maryland or Oregon save to persons who are US State Exempt Institutional Investors. Accordingly this Document should not be sent to any resident of any such state who is not a US State Exempt Institutional Investor.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES (“RSA 421-B”) WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

Neither the delivery of this notice nor any exchange of securities shall, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information.

RUSSIA

THE INFORMATION CONTAINED IN THIS DOCUMENT IS ADDRESSED EXCLUSIVELY TO ELIGIBLE POLYMETAL SECURITYHOLDERS, WHO ARE EITHER (I) INDIVIDUALS OR LEGAL ENTITIES INCORPORATED AND REGISTERED, AS APPLICABLE, OUTSIDE THE RUSSIAN FEDERATION, OR (II) INDIVIDUALS OR LEGAL ENTITIES INCORPORATED, REGISTERED AND/OR RESIDENT IN THE RUSSIAN FEDERATION AND WHO ARE “QUALIFIED INVESTOR” UNDER ARTICLE 51.2 OF THE RUSSIAN SECURITIES MARKET LAW OR OTHERWISE PERMITTED TO RECEIVE NEW POLYMETAL SHARES UNDER RUSSIAN LAW. NEITHER THIS DOCUMENT, THE INSTITUTIONAL SHARE SWAP FACILITY NOR ANY INFORMATION CONTAINED HEREIN CONSTITUTE A PUBLIC OFFER, AN ADVERTISEMENT OR AN OFFER OF SECURITIES TO AN UNLIMITED NUMBER OF PERSONS WITHIN OR OUTSIDE THE TERRITORY OF THE RUSSIAN FEDERATION, PURSUANT TO RUSSIAN LAW.

AUSTRIA

This notice is only directed at those persons resident in Austria who are “qualified investors” within the meaning of Article 2(1)(e) of the European Prospectus Directive and Section 1 subsection 3 no. 5a of the Austrian Capital Market Act (Kapitalmarktgesetz) or who are persons to whom an offer of transferable securities may otherwise be made without the requirement for an approved prospectus pursuant to Section 2 subsection 1 of the Austrian Capital Market Act (all such persons together referred to as “Austrian Relevant Persons”). The New Polymetal Shares are not registered or otherwise authorised for public offer under the Austrian Capital Market Act, the Investment Funds Act 2011 (Investmentfondsgesetz 2011) or any other relevant securities legislation in Austria. Accordingly, the New Polymetal Shares may not be, and are not being, offered or advertised publicly or offered similarly under either the Austrian Capital Market Act, the Investment Funds Act or any other relevant securities legislation in Austria. This notice must not be relied on or acted upon by persons who are resident in Austria and who are not Austrian Relevant Persons. In respect of Austrian residents, the Institutional Share Swap Facility to which this notice relates is available only to Austrian Relevant Persons and will be engaged in only with Austrian Relevant Persons.

BERMUDA

This notice has not been, and will not be, filed or registered under the under the laws and regulations of Bermuda, nor has any regulatory authority in Bermuda passed comment upon or approved the accuracy or adequacy of this notice. The New Polymetal Shares may not be offered to the public in Bermuda, except in compliance with the prospectus rules of the Companies Act 1981 of Bermuda (as amended) and the provisions of the Investment Business Act 2003 (as amended) of Bermuda, which regulate the sale of securities in Bermuda. This notice and other documents relating to the Institutional Share Swap Facility or the New Polymetal Shares are strictly confidential and may not be distributed to any person or entity other than the recipients hereof.”

CYPRUS

This notice is only directed at those persons resident in Cyprus who are “qualified investors” within the meaning of Article 2(1)(e) of the European Prospectus Directive and the Cyprus national law implementing the European Prospectus Directive (Public Offer and Prospectus Law, No. 114 (I) of 2005).

This notice has not been, and will not be submitted for approval to the Cyprus Securities and Exchange Commission (“CySEC”), the Cyprus regulatory authority, and consequently the New Polymetal Shares will not be offered, advertised, distributed, marketed or sold, whether directly or indirectly, to the public in Cyprus. This notice or any other document relating to the Institutional Share Swap Facility or the New Polymetal Shares, as well as any disclosure statements or information therein relating to the New Polymetal Shares will not be released, issued, published, communicated, advertised or disseminated to the public in Cyprus.

The New Polymetal Shares may be offered, marketed or sold in Cyprus if addressed or sold to professional investors or in circumstances where the offer, marketing or sale of the New Polymetal Shares is permitted under the Cyprus national law implementing the Prospectus Directive (Public Offer and Prospectus Law, No. 114 (I) of 2005) and Directive 2004/39/EC of the European Parliament and of the Council of 21 April 2004 (Investment Services and Activities and Regulated Markets Law, No. 144 (I) of 2007).

This notice does not constitute investment advice or a recommendation under Cyprus law, nor does it constitute an offer of securities in Cyprus, it is not intended to be and must not be distributed to the information distribution channels or the public in Cyprus, nor (when distributed by a duly licensed investment firm established or operating through a branch in Cyprus) to any person in Cyprus other than a “professional client” as defined in the Law on Investment Services and Activities and Regulated Markets (Law No. 144 (I) 2007).

The materials relating to the ISSF may not be used for solicitation purposes for or in connection with the acquisition of the New Polymetal Shares in circumstances under which is unlawful under Cyprus laws to make such an offer or solicitation.

EEA

This notice is only addressed to and directed at persons in member states of the European Economic Area which have implemented the Prospectus Directive who are “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive (“EEA Qualified Investors”).

FRANCE

In respect of French residents and within France, this notice is only directed at (i) persons providing investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investors (investisseurs qualifiés) acting for their own account, all as defined in, and in accordance with, Articles L. 411-1, L. 411-2, D. 411-1 to D. 411-3, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Monetary and Financial Code (Code monétaire et financier) (all such persons together referred to as “French Relevant Persons”).

This notice has not been prepared in the context of a public offering of financial instruments within the meaning of Article L. 411-1 of the French Monetary and Financial Code and has therefore not been submitted to the clearance procedure of the French Financial markets authority (Autorité des marchés financiers) or notified to the French Financial markets authority after clearance of the competent stock market authority. In the event that the New Polymetal Shares, purchased or subscribed to by investors of the types specified above, are offered or resold, directly or indirectly, to the public in France, the conditions relating to public offerings set forth in Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Monetary and Financial Code and applicable regulations thereunder must be complied with.

The New Polymetal Shares must not be distributed within France by way of a public offer, public advertisement or in any similar manner and this notice and any other document relating to the Institutional Share Swap Facility or the New Polymetal Shares, as well as information contained therein, may not be supplied to the public in France or used in connection with any offer for subscription of New Polymetal Shares to the public in France. This notice and other documents relating to the Institutional Share Swap Facility or the New Polymetal Shares are strictly confidential and may not be distributed to any person or entity other than the recipients hereof. This notice must not be relied on or acted upon by persons in France who are not French Relevant Persons. The Institutional Share Swap Facility to which this notice relates is available only to persons in France who are French Relevant Persons and only will be engaged in with persons in France who are French Relevant Persons.

Any subsequent resale of the New Polymetal Shares in France may only be made in accordance with the French Monetary and Financial Code and other applicable French laws.

ITALY

The ISSF is not being made in the Republic of Italy (“Italy”). This notice and the other documents relating to the ISSF have not been submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian laws and regulations. Accordingly Polymetal Securityholders are notified that, to the extent such Polymetal Securityholders are located or resident in Italy, the ISSF is not available to them and they may not exchange Polymetal Securities for New Polymetal Shares in the ISSF, nor may the New Polymetal Shares be offered, sold or delivered in Italy and, as such, any instructions received from or on behalf of such persons will be ineffective and void, and neither this notice nor any other documents or materials relating to the ISSF, the Polymetal Securities or the New Polymetal Shares may be distributed or made available in Italy.

KAZAKHSTAN

This notice has not been, and will not be, submitted to or registered with the National Bank of the Republic of Kazakhstan. This notice is addressed and communicated in Kazakhstan solely to a limited number of selected potential participants in the Institutional Share Swap Facility. The New Polymetal Shares are not subject to state registration in Kazakhstan. Distribution of this notice does not and is not intended to constitute a public offering or an advertisement of the New Polymetal Shares in Kazakhstan.

LUXEMBOURG

The New Polymetal Shares are offered only to (i) ‘qualified investors’ within the meaning of article 2.1.j of the Law of 10 July, 2005 on prospectuses for securities (loi du 10 juillet 2005 relative aux prospectus pour valeurs mobilières) or (ii) to persons other than ‘qualified investors’ in circumstances that do not require the approval of a prospectus compliant with the provisions of the European Prospectus Directive and the publication of such prospectus in accordance with the Law of 10 July, 2005 on prospectuses for securities (loi du 10 juillet 2005 relative aux prospectus pour valeurs mobilières) (all such persons together referred to as “Lux Relevant Persons”).

NORWAY

The New Polymetal Shares may not be offered, sold or distributed in Norway except in circumstances which do not constitute a public offer of securities in Norway within the meaning of the Norwegian Securities Trading Act 2007 (“STA”) with appurtenant regulations. This notice has not been produced in accordance with the prospectus requirements laid down or with legal basis in the STA and has not been approved or disapproved by, or registered with, the Financial Supervisory Authority of Norway (Finanstilsynet), nor the Norwegian Registry of Business Enterprises. This notice is only and exclusively directed to the addressees of this offer and cannot be distributed, offered or presented, either directly or indirectly, to other persons or entities domiciled in Norway without the prior written consent of PMTL. Each Polymetal Securityholder should carefully consider individual tax and other issues before deciding to accept the ISSF.

SPAIN

This notice is only directed at those persons resident in Spain who are “qualified investors” within the meaning of Article 2(1)(e) of the European Prospectus Directive and qualified investors (inversores cualificados) investing for their own account, as defined in, and in accordance with, article 30bis of the Law 24/1998, of 28 July 1988 (Ley del Mercado de Valores) and article 41.1 of the Royal Decree 1310/2005, of 4 November 2005 (“Spanish Relevant Persons”). This notice has not been submitted to, nor has it been approved by, the Comisión Nacional del Mercado de Valores (CNMV), the Spanish Stock Exchange Commission, or any other regulatory authority in Spain. The New Polymetal Shares must not be distributed within Spain by way of a public offer, public advertisement or in any similar manner and this notice and any other document relating to the Institutional Share Swap Facility or the New Polymetal Shares, as well as information contained therein, may not be supplied to the public in Spain or used in connection with any offer for subscription of New Polymetal Shares to the public in Spain. This notice and other documents relating to the Institutional Share Swap Facility or the New Polymetal Shares are strictly confidential and may not be distributed to any person or entity other than the recipients hereof. This notice must not be relied on or acted upon by persons resident in Spain who are not Spanish Relevant Persons. In respect of Spanish residents, the Institutional Share Swap Facility is available only to Spanish Relevant Persons and will be engaged in only with Spanish Relevant Persons.

Any subsequent resale of the New Polymetal Shares in Spain may only be made in accordance with the Law 24/1998, of 28 July 1988 and other applicable Spanish laws.

SWEDEN

This notice and the Institutional Share Swap Facility are only directed at qualified investors within the meaning of Chapter 1, Section 1 of the Swedish Financial Instruments Trading Act (SFS 1991:980), defined as follows, (i) legal entities licensed to participate in the financial markets; (ii) legal entities whose operations exclusively pertain to investments in transferable securities; (iii) nations, regions, national and regional authorities, central banks, and the European Central Bank as well as the European Investment Bank, the International Monetary Fund and other similar international or supranational organisations; (iv) legal entities who, during each of the two preceding financial years, have fulfilled not less than two of the following three requirements: (A) the average number of employees of the entity is not less than 250; (B) the net value of assets as shown on the balance sheet of the entity exceeded the equivalent of 43 million Euros; and (C) net turnover as shown on the profit and loss account of the entity exceeded the equivalent of 50 million Euros; and (v) legal entities, other than those included in (i) - (iv), and natural persons who are considered to be qualified investors in any country within the EEC (“Swedish Relevant Persons”).

The New Polymetal Shares must not be distributed within Sweden by way of a public offer, public advertisement or in any similar manner and this notice and any other document relating to the Institutional Share Swap Facility or the New Polymetal Shares, and the information contained therein, may not be supplied to the public in Sweden or used in connection with any offer for subscription of New Polymetal Shares to the public in Sweden. This notice and other documents relating to the Institutional Share Swap Facility or the New Polymetal Shares are strictly confidential and may not be distributed to any person or entity other than the recipients hereof. This notice must not be relied on or acted upon by persons in Sweden who are not Swedish Relevant Persons. The Institutional Share Swap Facility to which this notice relates is available in Sweden only to Swedish Relevant Persons and will be engaged in, in Sweden, only with Swedish Relevant Persons.

SWITZERLAND

The New Polymetal Shares may not be publicly offered, sold or advertised directly or indirectly in Switzerland and will not be listed on the SIX Swiss Exchange Limited (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This notice has been prepared without regard to the disclosure standards for issuance of prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland and this document and any other offering or marketing materials relating to the ISSF or the New Polymetal Shares do not constitute such an issuance or listing prospectus. Neither this notice nor any other offering or marketing material relating to the New Polymetal Shares or the Institutional Share Swap Facility may be publicly distributed or otherwise made publicly available in Switzerland. Neither this notice nor any other offering or marketing material relating to the Institutional Share Swap Facility, Polymetal International Plc, PMTL or Polymetal and its subsidiaries or the New Polymetal Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this notice will not be filed with, and the Institutional Share Swap Facility will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the Institutional Share Swap Facility has not been and will not be authorised under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of New Polymetal Shares.

UNITED KINGDOM

This notice is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or other persons to whom it may lawfully be communicated (all such persons together being referred to as “UK Relevant Persons”). The New Polymetal Shares are only being offered to, and any agreement to acquire such securities will be entered into only with, Eligible Polymetal Securityholders who are UK Relevant Persons. Any person who is not a UK Relevant Person should not act or rely on this notice or any of its contents.

OVERVIEW

Company:	JSC Polymetal (“Polymetal” or the “Company”)

Security:	Global depository receipt representing one share with a nominal value of 0.2 RUB in Polymetal (a “Polymetal GDR”)

Reg S / CUSIP: 731789202

Reg S / ISIN: US7317892021

Reg S / Common Code: 028168098

Exchange Ratio:	1 Polymetal GDR: 1 ordinary share of no par value in Polymetal International Plc (a “New Polymetal Share”)

Country:	Russian Federation

Corporate Action Type:	Offer (the “ISSF”) to acquire up to 100% of the charter capital of Polymetal by PMTL Holding Limited (“PMTL”) (and indirectly by its parent company Polymetal International Plc) on the terms set out in this notice and an offer document dated 30 September 2011 (the “Offer Document”). The Offer Document is available at http://www.polymetalinternational.com. A document setting out information in relation to New Polymetal, New Polymetal Shares, PMTL, Polymetal and its subsidiaries (the “Additional Information Document”) is available at http://www.polymetal.ru or http://www.polymetalinternational.com. Any Polymetal GDR holder who accepts the ISSF should read each of these documents before accepting the ISSF (and any Polymetal GDR holder who accepts the ISSF will warrant that it has read and understood such documents). Eligible holders of global depositary receipts representing ordinary shares in Polymetal with a nominal value of 0.2 RUB per share (“Polymetal GDRs”), will receive one (1) New Polymetal Share for each Polymetal GDR assented to the ISSF. PMTL expects to deliver New Polymetal Shares to accepting Polymetal GDR holders on the date of Admission of ordinary shares of Polymetal International Plc to the Official List and to trading on the London Stock Exchange. Subject to the procedures and conditions set forth in the Offer Document and herein, Eligible Polymetal GDR holders (as defined below) may accept the ISSF.

Admission Date:	Admission is currently expected to take place on 2 November 2011 or shortly afterwards, but is subject to the conditions of the ISSF being satisfied and to the procedures relating to listing and admission to trading on the London Stock Exchange being completed. The Admission date will be announced on a Regulatory Information Service.

Deadline GDR holders to accept the ISSF:	Noon, London time, on 21 October 2011 unless PMTL extends the period for accepting the ISSF as provided in the Offer Document (the “Expiration Time” and the “Expiration Date”).

* Eligible Polymetal GDR holders should note that the Clearing Systems (as defined below) will establish their own cut-off date, time and deadline for acceptance of the ISSF that will be earlier than the date and time set forth above. Each Eligible Polymetal GDR holder is responsible for determining the deadline set by the Clearing Systems that applies to it and will be responsible for acting, or instructing the person through whom it holds Polymetal GDRs in the Clearing Systems to act, before that time. In addition Eligible Polymetal GDR holders should note that if they are in, resident in, established, registered or located in Austria or the Russian Federation they may be required to deliver certain documents as provided in the Offer Document and in Table III of the Form of Acceptance and Certification attached as Annex 1 hereto before the Expiration Time.

1.	THE ISSF:

On September 30, 2011, PMTL made an offer (known as the Institutional Share Swap Facility or ISSF) to Eligible Polymetal Shareholders and Eligible Polymetal GDR holders to acquire their ordinary shares of 0.2 RUB in Polymetal or Polymetal GDRs on the basis that the consideration for one Polymetal ordinary Share of 0.2 RUB or one Polymetal GDR is one New Polymetal Share.

Any Polymetal GDR holder who is incorporated and registered, if applicable, resident and/or located outside (i) the Russian Federation, Australia, Canada, Italy and Japan and (ii) other jurisdictions in which the making and accepting of the Institutional Share Swap Facility and the distribution of this notice or New Polymetal Shares is not permitted by applicable legislation, and certain individuals and legal entities incorporated, registered, resident in the Russian Federation, to whom this notice is addressed by PMTL provided they are “qualified investors” under Article 51.2 of the Russian Securities Market Law, in each case who can validly give the certifications specified in the Form of Acceptance and Certification, will be entitled to accept the ISSF by carrying out the procedures set out in Section 3 below.

2.	CERTAIN SIGNIFICANT CONSIDERATIONS:

Eligible GDR holders electing to receive New Polymetal Shares should note:

No updating obligation

There is no obligation on the part of Polymetal, PMTL, New Polymetal or the Depositary to provide any Polymetal GDR holder with access to any additional information or to correct any inaccuracies herein or in the Offer Document or Additional Information Document that may become apparent after the date of this notice. Polymetal GDR holders should note that the third quarter 2011 production results of Polymetal are expected to be announced on 14 October 2011.

Period of illiquidity

The ISSF is conditional on various matters including Admission of the New Polymetal Shares to the Official List and to trading on the London Stock Exchange. Admission is expected to occur on 2 November 2011 but may occur later than this or may not occur at all. From the date of acceptance of the ISSF until the ISSF is withdrawn or becomes unconditional, Eligible Polymetal GDR holders who have accepted the ISSF will not be able to transfer their Polymetal GDRs or any New Polymetal Shares to which they are entitled.

New Polymetal Shares may be delivered in Euroclear or Clearstream

New Polymetal Shares to which Eligible Regulation S Polymetal GDR holders who accept the ISSF are entitled will be delivered to their Euroclear or Clearstream accounts. Eligible Regulation S Polymetal GDR holders should familiarise themselves with the terms upon which Euroclear and Clearstream will hold the New Polymetal Shares on their behalf if they accept the ISSF. In addition Eligible Regulation S Polymetal GDR holders who accept the ISSF may wish to consider transferring New Polymetal Shares received by them to accounts in CREST.

Delisting of Polymetal GDRs

Following completion of the ISSF, PMTL intends to procure that Polymetal applies to the UKLA and the London Stock Exchange to have the Polymetal GDRs delisted from the Official List and to terminate the admission of Polymetal GDRs to trading on the London Stock Exchange in accordance with the respective rules of the Financial Services Authority and the London Stock Exchange. In addition PMTL intends to procure that Polymetal will seek delisting of Polymetal Shares from the MICEX and RTS. Following any such delistings, Polymetal Securities will be unlisted. If the ISSF does not complete, Polymetal intends to maintain the listing of Polymetal GDRs on the Official List and the admission of Polymetal GDRs to trading on the London Stock Exchange and the listing of Polymetal Shares on MICEX and RTS.

Intention to terminate the Polymetal GDR facility

Following completion of the ISSF and the MTO (and delisting of the Polymetal GDRs from the Official List), PMTL intends to procure that Polymetal gives notice to the Depositary to cancel the Polymetal GDR facility created by the deposit agreements entered into between Polymetal and the Depositary on 22 December 2006 (the “GDR Deposit Agreements”). If this happens, the Depositary will give notice to the holders of Polymetal GDRs of cancelation. If Polymetal GDR holders do not request delivery of the Polymetal Shares underlying their Polymetal GDRs within the time specified by the GDR Deposit Agreements such Polymetal Shares will be sold and the proceeds of sale returned to the relevant Polymetal GDR holder.

No withdrawal rights

There are no withdrawal rights under the terms of the ISSF. A person will not be permitted to revoke an acceptance of the ISSF if new information arises after an Eligible Polymetal GDR holder has accepted the ISSF, or for any other reason.

Polymetal GDR holders should read the disclaimers in Section 5 of this notice.

3.	ACCEPTANCE OF THE ISSF:

In order to accept the ISSF, a Regulation S Polymetal GDR holder must be an Eligible Polymetal GDR holder and must take, or must instruct the participant holding GDRs on its behalf, to take the following actions:

(i)	follow the instructions of, and procedures established by, the relevant Clearing System(s), and in accordance with the deadlines set by the relevant Clearing System(s), to give an Electronic Instruction (as defined in the Offer Document) via the relevant Clearing System(s) that it is accepting the ISSF and certifying that it is eligible to do so;

(ii)	print, manually complete, and retain for its records the Form of Acceptance and Certification attached as Annex 1 to this notice. Regulation S Eligible Polymetal GDR holders including the Clearing Systems participants who hold Regulation S Polymetal GDRs should note

a.	the Form of Acceptance and Certification does not need to be returned, rather Eligible Regulation S Polymetal GDR holders are required to retain on file an original executed version of the Form of Acceptance and Certification and will be required to furnish an original executed Form of Acceptance and Certification promptly upon the request of PMTL or the Depositary at any time; and

b.	if a Clearing System participant is accepting the ISSF on behalf of multiple Eligible Regulation S Polymetal GDR holders, a Form of Acceptance and Certification must be completed and retained for record purposes in respect of each Eligible Regulation S Polymetal GDR holder; and

(iii)	if the ISSF is being accepted in respect of any Eligible Regulation S Polymetal GDR holder resident, registered or located in Austria, the Russian Federation or the UK, in respect of each such Eligible Regulation S Polymetal GDR holder:

a.	its Electronic Instruction must contain additional information requested for Eligible Polymetal GDR holders located in such jurisdictions in accordance with the instructions set out in Table II of the Form of Acceptance and Certification and in accordance with the further detailed instructions that will be provided by the relevant Clearing System(s) for how to submit an Electronic Instruction;

b.	if established, registered or resident in the Russian Federation, the Eligible Polymetal GDR holder must provide the Russian Resident Documentation (as defined in Sections 3.2.4(b) of the Offer Document) to ROST Corporate Project by e-mail or fax no later than noon, London time (being 3 p.m. Moscow time) on the Expiration Date at the following address:

By e-mail: depo@rostcp.ru

By fax: +7 (495) 980-9056

c.	if resident in or located and registered in Austria, and certifies under option (b) of Section 3.2.6 of the Offer Document, the Eligible Polymetal GDR holder must provide the financial statements verifying that such criteria are met, as provided for in Section 3.2.6(b) of the Offer Document, to PMTL at the following address: PMTL Holding Limited c/o Mag. Florian Knotzer, Freshfields Bruckhaus Deringer, LLP, Seilergasse 16, 1010 Vienna, Austria prior to noon, London time (being 3 p.m. Moscow time) on the Expiration Date.

In submitting its Electronic Instruction, or instructing a Clearing System participant to do so, a person will be deemed to be either (a) the beneficial owner of the relevant Polymetal GDRs, or (b) if not the beneficial owner, acting with the full power and authority for the account and on behalf of the beneficial owner.

4.	WITHDRAWAL:

There are no withdrawal rights under the Institutional Share Swap Facility.

5.	DISCLAIMERS:

IN MAKING AN INVESTMENT DECISION IN RELATION TO THE ISSF, POLYMETAL GDR HOLDERS MUST RELY ON THEIR OWN EXAMINATION OF PMTL, NEW POLYMETAL, NEW

POLYMETAL SHARES, POLYMETAL, ITS SHARES AND GDRS REPRESENTING ITS SHARES INCLUDING THE MERITS AND RISKS INVOLVED IN THE ISSF. THIS NOTICE DOES NOT IN ANY WAY CONSTITUTE A RECOMMENDATION TO POLYMETAL GDR HOLDERS BY THE DEPOSITARY, POLYMETAL OR NEW POLYMETAL. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, POLYMETAL GDR HOLDERS SHOULD SATISFY THEMSELVES CONCERNING THE TAX, LEGAL, CURRENCY AND OTHER ECONOMIC CONSIDERATIONS RELEVANT TO THE ISSF AND ENSURE THAT THEY ARE THOROUGHLY FAMILIAR WITH THE TERMS OF THE ISSF BEFORE ACCEPTING IT.

THIS NOTICE, THE CONTENTS HEREOF AND ANY INFORMATION CONTAINED HEREIN HAVE BEEN PREPARED BY, AND ARE THE SOLE RESPONSIBILITY OF. IF YOU DO NOT WISH TO ACCEPT THIS INSTITUTIONAL SHARE SWAP FACILITY WITH RESPECT TO YOUR POLYMETAL GDRs, YOU NEED NOT TAKE ANY ACTION. NONE OF POLYMETAL INTERNATIONAL PLC, PMTL, POLYMETAL, THE INFORMATION AGENT OR ROST CORPORATE PROJECT MAKES ANY RECOMMENDATION TO ANY ELIGIBLE POLYMETAL SECURITYHOLDER AS TO WHETHER TO ACCEPT OR REFRAIN FROM ACCEPTING THE INSTITUTIONAL SHARE SWAP FACILITY WITH RESPECT TO ITS POLYMETAL SHARES OR POLYMETAL GDRS. NO PERSON HAS BEEN AUTHORISED TO MAKE ANY RECOMMENDATION ON BEHALF OF POLYMETAL INTERNATIONAL PLC, PMTL, POLYMETAL, THE INFORMATION AGENT OR ROST CORPORATE PROJECT AS TO WHETHER ELIGIBLE POLYMETAL SECURITYHOLDERS SHOULD ACCEPT OR REFRAIN FROM ACCEPTING THE INSTITUTIONAL SHARE SWAP FACILITY WITH RESPECT TO THEIR POLYMETAL GDRS OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE INSTITUTIONAL SHARE SWAP FACILITY OTHER THAN AS CONTAINED HEREIN OR IN THE OFFER DOCUMENT. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORISED BY POLYMETAL INTERNATIONAL PLC, PMTL, POLYMETAL, THE INFORMATION AGENT OR ROST CORPORATE PROJECT.

6.	ADDITIONAL INFORMATION

Information concerning (i) the ISSF (comprising an offer document) and (ii) Polymetal International Plc and New Polymetal Shares, PMTL and Polymetal and its subsidiaries (comprising an Additional Information Document) can be found on the following websites:

Polymetal International Plc at:

http://www.polymetalinternational.com (in the case of (i) and (ii))

Polymetal at:

http://www.polymetal.ru (in the case of (ii) only)

If you have questions or need assistance, please contact the Information Agent at any of the following contacts:

DF King Worldwide (Europe) Limited

Email: Polymetal@king-worldwide.com

London	Moscow	New York
One Ropemaker Street London EC2Y 9AW Pan-European Help Lines: 00 800 5464 5464 +44 20 7920 9700	Capital Plaza 4th Lesnoy pereulok, 4 - 125047 Moscow Russian Language Help Line: + 7 495 663 8036	48 Wall Street New York, NY 10005 North American Help Lines: +1 (800) 290 6431 +1 (212) 269 5550

7.	GOVERNING LAW AND OTHER LEGAL INFORMATION

The Institutional Share Swap Facility, and the agreements made in accordance herewith, shall be governed by English law.

Terms defined in the Offer Document shall have the same meaning in this Form of Acceptance and Certification.

THIS IS THE FORM OF ACCEPTANCE FOR USE BY REGULATION S POLYMETAL GDR HOLDERS WHO ARE ELIGIBLE POLYMETAL GDR HOLDERS AND WISH TO ACCEPT THE ISSF. HOLDERS OF RULE 144A POLYMETAL GDRS SHOULD NOT USE THIS FORM OF ACCEPTANCE.

ANNEX 1
FORM OF ACCEPTANCE AND CERTIFICATION

Form of acceptance and certification with respect to the Institutional Share Swap Facility (the
Form of Acceptance and Certification)

Reg S / CUSIP: 731789202

Reg S / ISIN: US7317892021

Reg S / Common Code: 028168098

All Eligible Polymetal GDR holders will need to complete the information in Table I of this Form of Acceptance and Certification, and sign the Form of Acceptance and Certification. In addition, any Eligible Polymetal GDR holders who are resident, registered or located in Austria, the Russian Federation or the UK must complete the information in Table II, below, and follow the instructions set out therein to accept the ISSF. Further, Eligible GDR holders should note that if they are in, resident in, established, registered or located in Austria or the Russian Federation they may be required to deliver certain documents as provided in the Offer Document and Table III below, before the Expiration Time.

Eligible Regulation S Polymetal GDR holders do not need to return the Form of Acceptance and Certification, rather, Eligible Regulation S Polymetal GDR holders are required to retain on file an original executed version of this Form of Acceptance and Certification and will be required to furnish an original executed Form of Acceptance and Certification promptly upon the request of PMTL or the Depositary at any time. If a Clearing System participant is accepting the ISSF on behalf of multiple Eligible Regulation S Polymetal GDR holders, a Form of Acceptance and Certification must be completed and retained on file for record purposes by each Eligible Regulation S Polymetal GDR holder.

Table I
Applicable to all Eligible Polymetal GDR holders

Euroclear/Clearstream Instruction Reference No.:

Total number of Polymetal GDRs held by the Eligible Polymetal GDR holder on the date of this acceptance which are assented to in the ISSF:

Participant name:

Contact person at participant:

Telephone:

Fax:

E-mail:

Address of participant:

In addition to completing and retaining this Form of Acceptance and Certification, all Eligible Regulation S Polymetal GDR holders will need to provide an Electronic Instruction in order to accept the ISSF in accordance with the relevant procedures of, and deadlines set by, the relevant Clearing System(s).

By submitting or delivering an Electronic Instruction through a Clearing System, an Eligible Polymetal GDR holder is deemed to authorise the relevant Clearing System to disclose their identity, holdings and Clearing System account details to the Information Agent or Depositary which may disclose such information to PMTL, JSC Polymetal or their employees, officers or advisers. All Eligible Polymetal GDR holders (other than those established, registered, resident or located in Austria, the Russian Federation, or the United Kingdom, who should refer to Table II below) will need to submit their Electronic Instruction under “Option 1” through the relevant Clearing System(s) and in accordance with the detailed instructions given by the Clearing System(s).

Table II
Additional information applicable to Eligible Polymetal GDR holders resident or located in
Austria, the Russian Federation, or the UK

Eligible Polymetal GDR holders resident or located in Austria, the Russian Federation, or the United Kingdom must complete this Table II.

In addition, such Eligible Regulation S Polymetal GDR holders must provide the additional information requested below via their Electronic Instruction to the relevant Clearing System(s), in accordance with the instructions of the relevant Clearing Systems.

Austria:

(Eligible Polymetal GDR holders resident in, located or registered in Austria will need to submit their Electronic Instruction under “Option 2” through the relevant Clearing System(s) in accordance with the detailed instructions given by the Clearing System(s) and will need to provide the additional information set out below, as instructed by the Clearing System(s), within the Electronic Instruction. Austrian holders may be required to submit supplemental documentation, please refer to Table III below.)

1.	I am a resident in or located and registered in Austria: If so, please indicate “Austria” in the space provided:

2.	Name of Eligible Polymetal GDR holder (beneficial holder or end client) resident in, located or registered in Austria:

3.	Contact person for such Eligible Polymetal GDR holder:*

4.	Telephone:

5.	E-mail address:

6.	I fall under Section 3.2.6(a) of the Offer Document (if yes, please indicate “Option A” in the space provided):
OR

7.	I fall under Section 3.2.6(b) of the Offer Document (if yes, please indicate “Option B” in the space provided):

Russian Federation:

(Eligible Polymetal GDR holders established, registered, and/or resident in the Russian Federation will need to submit their Electronic Instruction under “Option 3” or “Option 4” as applicable to them, through the relevant Clearing System(s) in accordance with the detailed instructions given by the Clearing System(s) and will need to provide the additional information set out below, as instructed by the Clearing System(s), within the Electronic Instruction. Russian holders will be required to submit supplemental documentation by e-mail or fax, please refer to Table III below.)

1.	I am established, registered or resident in the Russian Federation (if yes, please indicate “Russia” in the space provided):

2.	Name of Eligible Polymetal GDR holder (beneficial holder or end client) established, registered or resident in the Russian Federation:

3.	Contact person for such Eligible Polymetal GDR holder*:

4.	Telephone:

5.	E-mail address:

6.	Section 3.2.3 of the Offer Document applies to me. If so, please specify the Russian broker details in the space provided:

Broker name:

Euroclear account:
OR

Clearstream account:
OR

CREST Participant ID:

CREST Member Account:

United Kingdom:

(Eligible Polymetal GDR holders resident in, located or registered in the United Kingdom will need to submit the Electronic Instruction under “Option 5” through the relevant Clearing System(s) in accordance with the detailed instructions given by the Clearing System(s) and will need to provide the additional information set out below, as instructed by the Clearing System(s), within the Electronic Instruction.)

1.	I am a resident in or located and registered in the United Kingdom (if yes, please indicate “UK” in the space provided:

2.	Name of Eligible Polymetal GDR holder (beneficial holder or end client) resident in or located and registered in the United Kingdom:

3.	Contact person for such Eligible Polymetal GDR holder*:

4.	Telephone:

5.	E-mail address:

6.	Number on the FSA’s register of authorised persons (and the name above must be included in the FSA’s register of authorised persons):

* The contact person and telephone and e-mail should refer to a person either at the beneficial holder or end client or the participant bank or custodian who will be available to answer questions or correct incomplete submissions.

Table III
Supplemental documentation to be provided by Eligible Polymetal GDR holders established, registered, resident or located in Austria and the Russian Federation

Any documents required by this Table III must be accompanied by a cover letter that includes: (1) the name of the Eligible Polymetal GDR holder (beneficial holder or end client) to which such document(s) relate as it appears in the Electronic Instruction; (2) the details of a contact person including his or her telephone number and e-mail address as it appears in the Electronic Instruction; and (3) a Euroclear or Clearstream Reference Number in respect of the acceptance of the ISSF by such person (obtained upon completion of an Electronic Instruction).

Eligible Polymetal GDR holders submitting documents under Table III should send them early to ensure that they are received and reconciled prior to the Expiration Date.

Austria:

If an eligible Regulation S Polymetal GDR holder is resident in or located and registered in Austria, and certifies option (b) of Section 3.2.6 of the Offer Document is applicable to it, the Eligible Polymetal GDR holder must provide the financial statements verifying that such criteria are met, as Section 3.2.6(b) of the Offer Document, to PMTL at the following address: PMTL Holding Limited c/o Mag. Florian Knotzer, Freshfields Bruckhaus Deringer, LLP, Seilergasse 16, 1010 Vienna, Austria prior to noon, London time (being 3 p.m. Moscow time) on the Expiration Date.

Russian Federation:

If an eligible Regulation S Polymetal GDR holder is established, registered or resident in the Russian Federation, the Eligible GDR holder must provide the Russian Resident Document(s) (as defined in Section 3.2.4(b) of the Offer Document) to ROST Corporate Project by e-mail or fax no later than noon, London time (being 3 p.m. Moscow time) on the Expiration Date at the following address:

By e-mail: depo@rostcp.ru
By fax: +7 (495) 980-9056

CERTIFICATION

An Eligible Regulation S GDR holder will be required to have validly and timely electronically certified as to their status as an “Eligible Polymetal GDR holder” and to certain other matters in accordance with the certifications, representations, acknowledgments and agreements set forth below, by providing an Electronic Instruction prior to the Expiration Time. In addition, an Eligible Regulation S Polymetal GDR holder will be required to retain on file an original executed version of this Form of Acceptance and Certification and will be required to furnish an original executed Form of Acceptance and Certification promptly upon the request of the PMTL or the Depositary at any time.

ONLY A DIRECT PARTICIPANT OF THE CLEARING SYSTEMS MAY ELECTRONICALLY CERTIFY TO STATUS OF AN “ELIGIBLE POLYMETAL GDR HOLDER” AND CERTAIN OTHER MATTERS, IN ACCORDANCE WITH THE CERTIFICATIONS, REPRESENTATIONS, ACKNOWLEDGMENTS AND AGREEMENTS SET FORTH BELOW. AN ELIGIBLE REGULATION S POLYMETAL GDR HOLDER THAT IS NOT A PARTICIPANT OF THE CLEARING SYSTEMS MUST ARRANGE FOR THE PARTICIPANT OF THE RELEVANT CLEARING SYSTEM THROUGH WHICH IT HOLDS POLYMETAL GDRS TO ELECTRONICALLY ELECT AND CERTIFY AS TO ELIGIBLE POLYMETAL GDR HOLDER STATUS ON BEHALF OF SUCH ELIGIBLE POLYMETAL GDR HOLDER IN ACCORDANCE WITH THE INSTRUCTIONS AND PROCEDURES OF, AND DEADLINES ESTABLISHED BY, THE RELEVANT CLEARING SYSTEM.

AN ELIGIBLE POLYMETAL GDR HOLDER (DIRECTLY OR INDIRECTLY THROUGH A PARTICIPANT OF THE CLEARING SYSTEMS) WHO TIMELY AND VALIDLY ELECTRONICALLY CERTIFIES ITS STATUS AS AN “ELIGIBLE POLYMETAL GDR HOLDER” BY GIVING AN ELECTRONIC INSTRUCTION IN ACCORDANCE WITH THE INSTRUCTIONS AND PROCEDURES OF, AND DEADLINES ESTABLISHED BY, THE CLEARING SYSTEMS MUST HAVE CAREFULLY READ THIS DOCUMENT, THE OFFER DOCUMENT AND ADDITIONAL INFORMATION DOCUMENT.

Each participant giving an Electronic Instruction certifies, acknowledges, represents and agrees to the following statements:

1.	I have (or if I am accepting the ISSF on behalf of another person, such person has confirmed to me that it has) carefully read, understood, acknowledged and agreed to the contents of the ISSF Offer Document and the Additional Information Document;

2.	I am (or if I am accepting the ISSF on behalf of another person, such person has confirmed to me that it is) either (a) the beneficial owner of Polymetal GDRs which are being assented to the ISSF or (b) if not the beneficial owner, acting with the full power and authority for the account and on behalf of the beneficial owner;

3.	I am (or if I am accepting the ISSF on behalf of another person, such person has confirmed to me that it is) the holder of the number of Polymetal GDRs specified in the Electronic Instruction;

4.	I am (or if I am accepting the ISSF on behalf of another person, such person has confirmed to me that it is) a person to whom it is lawful to issue New Polymetal Shares pursuant to the ISSF (and who may hold New Polymetal Shares under applicable laws) and that I will comply (or if I am accepting the ISSF on behalf of another person, such person has confirmed to me that it will comply) with all applicable laws in receiving New Polymetal Shares;

5.	I acknowledge (or if I am accepting the ISSF on behalf of another person, such person has confirmed to me that it acknowledges) that there is a significant period of time between accepting the ISSF and, if the ISSF becomes unconditional, receiving New Polymetal Shares;

6.	I understand (or if I am accepting the ISSF on behalf of another person, such person has confirmed to me that it understands) that (a) no action has been or will be taken in any jurisdiction that would permit a public offering of New Polymetal Shares, (b) the distribution of materials and information in relation to the ISSF in certain jurisdictions may be restricted by law and I understand that I (or if I am accepting the ISSF on behalf of another person, such person has confirmed to me that it understands that it) should inform itself about and observe any such restriction;

7.	I understand (or if I am accepting the ISSF on behalf of another person, such person has confirmed to me that it understands) that (a) New Polymetal Shares may not be offered or sold, directly or indirectly, and (b) neither this document nor any other material or advertisement in connection with the New Polymetal Shares or in relation to the ISSF may be distributed or published, in or from any country or jurisdiction except under circumstances that will result in compliance with any and all applicable rules and regulations of any such country or jurisdiction and that any failure to comply with these restrictions may constitute a violation of securities laws;

8.	I understand (or if I am accepting the ISSF on behalf of another person, such person has confirmed to me that it understands) that this document does not constitute an offer to acquire Polymetal GDRs or to issue New Polymetal Shares to any person in any jurisdiction to whom it is unlawful to make such offer or solicitation in such jurisdiction;

9.	I have conducted my (or if I am accepting the ISSF on behalf of another person, such person has confirmed to me that it has conducted its) own investigation with respect to the ISSF and the New Polymetal Shares and that without limiting the generality of the foregoing, I have (or if I am accepting the ISSF on behalf of another person, such person has confirmed to me that it has) satisfied myself concerning the tax, legal, currency and other economic considerations relevant to the New Polymetal Shares;

10.	I understand (or if I am acting on behalf of another person, such person has confirmed to me that it understands) that none of New Polymetal, PMTL nor Polymetal has made any representation to with respect to the merits of an investment in the New Polymetal Shares;

11.	I acknowledge (or if I am accepting the ISSF on behalf of another person, such person has confirmed to me that it acknowledges) that (a) the New Polymetal Shares have not been and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, are subject to restrictions on resale as set forth in Annex 2 below and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and of the securities laws of any state or other jurisdiction of the United States (b) the New Polymetal Shares are being issued pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 under the Securities Act and (c) there will be no public offer of the New Polymetal Shares in the United States;

12.	I acknowledge (or if I am accepting the ISSF on behalf of another person, such person has confirmed to me that it acknowledges) that acquirers of the New Polymetal Shares should notify any subsequent transferees of any applicable resale or transfer restrictions relating to the New Polymetal Shares as set forth below in Annex 2;

13.	I represent, warrant, acknowledge, undertake and agree as provided in Section 3.2.7 of the Offer Document.

14.	I certify (or if I am accepting the ISSF on behalf of another person, such person has confirmed to me that it certifies) that if I am (or it is) a US person as defined in the Securities Act,

(a)	I (or it) will acquire the New Polymetal Shares for investment purposes, and not with a view toward resale or distribution within the meaning of the US securities laws, subject to the understanding that the disposition of its property shall at all times be and remain within its control;

(b)	I (or it) acknowledges that the New Polymetal Shares will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, and

(c)	I (or it) acknowledges and agrees to the transfer restrictions set forth below in Annex 2;

15.	I acknowledge (or if I am accepting the ISSF on behalf of another person, such person has confirmed to me that it acknowledges) that by virtue of acquiring New Polymetal Shares I (or it) will be deemed to have acknowledged that Polymetal, PMTL and New Polymetal reserve the right to make inquiries of any holder of the Polymetal GDRs or the New Polymetal Shares at any time as to such persons’ status under the U.S. securities laws or any other applicable laws and compliance with the transfer restrictions set forth below in Annex 2. None of Polymetal, PMTL or New Polymetal will be obligated to recognize any resale or other transfer of New Polymetal Shares or any beneficial interest therein other than in compliance with the transfer restrictions set forth below in Annex 2;

16.	I acknowledge (or if I am accepting the ISSF on behalf of another person, such person has confirmed to me that it certifies that it acknowledges) that none of the Offer Document, Additional Information Document or ISSF Notice is a prospectus for the purposes of the Prospectus Directive and that a prospectus has not been and will not be prepared in accordance with the Prospectus Directive in relation to the New Polymetal Shares in connection with the ISSF;

17.	I acknowledge (or if I am accepting the ISSF on behalf of another person, such person has confirmed to me that it certifies that it acknowledges) that the relevant clearances have not been, and will not be, obtained from the Securities Commission of any province or territory of Canada; no document in relation to the Merger has been, or will be lodged with, or registered by, The Australian Securities and Investments Commission; and no registration statement has been, or will be, filed with the Japanese Ministry of Finance in relation to the ISSF and that accordingly, subject to certain exceptions, the New Polymetal Shares may not, directly or indirectly, be offered or sold within Canada, Australia or Japan or offered to or sold to a resident of Canada, Australia or Japan;

18.	I hereby confirm and agree that I will (and if I am accepting the ISSF on behalf of another person, such person has confirmed to me that will) indemnify and hold harmless the Company, PMTL, New Polymetal, the Depositary and each of their affiliates, employees, directors and officers (“Indemnified Parties”), from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred by any of them in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, (the foregoing, collectively, “Losses”) in connection with any matter in any way relating to or referred to in this Form of Acceptance and Certification provided that this indemnity shall only apply so far as is permitted by law;

19.	I agree that this Form of Acceptance and Certification and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Form of Acceptance and Certification (a “Claim”) shall be governed by and construed in accordance with English law;

20.	I acknowledge and agree (or if I am accepting the ISSF on behalf of another person, such person has confirmed to me that it acknowledges and agrees) that each of the Company, PMTL, New Polymetal, the Depositary and each of their affiliates, employees, directors and officers counsel may rely on the instructions, certifications, representations, acknowledgements and agreements made in this Form of Acceptance and Certification and that such instructions, certifications, representations, acknowledgements and agreements will be deemed to be given as of the date on which I accept the ISSF and at all stages of the ISSF thereafter through and including the date of distribution of the New Polymetal Shares; and

21.	I acknowledge and agree that:

a.	an original executed version of this Form of Acceptance and Certification is required to be retained on file by me and shall be furnished to PMTL and/or the Depositary promptly upon request at any time;

b.	neither the Company, PMTL, New Polymetal, the Depositary will be liable for any delay in or non-delivery of New Polymetal Shares due to invalid or erroneous information provided by me;

c.	the Electronic Instruction given by me (including the instructions, certifications, representations, acknowledgements and agreements therein) shall be binding upon my successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives;

d.	any New Polymetal Shares to which I am entitled pursuant to the ISSF should be delivered to the account in the Clearing System in which the Polymetal GDRs which are assented to the offer are held; and

e.	by submitting or delivering an Electronic Instruction through the Clearing Systems, I authorise the relevant Clearing System to disclose my identity, holdings and Clearing System account details to the Depositary.

Very truly yours,

[NAME OF CERTIFYING ENTITY]

By:
Title:

Annex 2
Transfer Restrictions Applicable to New Polymetal Shares Received as consideration under ISSF

THE NEW POLYMETAL SHARES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY RULE 802 UNDER THE SECURITIES ACT OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES. THE HOLDER OF NEW POLYMETAL SHARES AGREES FOR THE BENEFIT OF POLYMETAL AND NEW POLYMETAL THAT THE NEW POLYMETAL SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (B) PURSUANT TO ANOTHER EXEMPTION FROM, OR A TRANSACTION NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE), IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES. THE HOLDER OF THE NEW POLYMETAL SHARES WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY SUBSEQUENT PURCHASER OF SUCH NEW POLYMETAL SHARES OF THE RESALE RESTRICTIONS REFERRED TO ABOVE. THE BENEFICIAL OWNER OF THE NEW POLYMETAL SHARES MAY NOT DEPOSIT OR CAUSE TO BE DEPOSITED SUCH NEW POLYMETAL SHARES INTO ANY DEPOSITARY RECEIPT FACILITY IN RESPECT OF THE NEW POLYMETAL SHARES ESTABLISHED OR MAINTAINED BY A DEPOSITARY BANK, OTHER THAN A RULE 144A RESTRICTED DEPOSITARY RECEIPT FACILITY, SO LONG AS SUCH SHARES ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144(a)(3) UNDER THE SECURITIES ACT. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALE OF THE NEW POLYMETAL SHARES.